Exhibit 99.1

Shimmick Corporation Announces First Quarter 2025 Results

Irvine, CA, May 14, 2025 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, climate resilience, energy transition and sustainable transportation, today announced financial results for the first quarter ended April 4, 2025.

Highlights

•
Reported revenue of $122 million, which includes $93 million of Shimmick Projects revenue
•
Reported gross margin of $5 million, as compared to gross margin of $(16) million during the first quarter of 2024
•
Reported selling, general and administrative expenses of $14 million, down 11% from the first quarter of 2024 as a result of the continued implementation of the transformation plan
•
Recognized a net loss of $10 million and Adjusted EBITDA of $(3) million, largely attributable to Legacy Projects
•
Reported liquidity of $71 million as of April 4, 2025
•
Backlog is approximately $740 million as of April 4, 2025, with over 87% being Shimmick Projects, with multiple new awards and contract extensions pending
•
Reaffirming guidance based on expected strong bidding activity for the rest of 2025 with nearly $2 billion in projects anticipated to come to market within our core capabilities and strategic focus markets

“Our business model continues to prove resilient amid broader macroeconomic factors such as tariffs and supply chain pressures, reflecting both the strength of our disciplined approach and execution of our long-term strategy. We have a robust backlog, supported by a strong 12-month bidding outlook that reflects the quality of our pipeline and the competitiveness of our offerings. Notably, we are seeing heightened demand and opportunities in electrical, water and environmental infrastructure sectors – areas where we bring deep technical expertise and a strong track record of performance. These segments remain critical to national priorities and are benefiting from public and private investments, positioning us well for continued growth,” said Ural Yal, Chief Executive Officer of Shimmick.

Financial Results

A summary of our results is included in the table below:

	Three Months Ended
(In millions, except per share data)	April 4, 2025	March 29, 2024
Revenue	$122	$120
Gross margin	$5	$(16)
Net loss attributable to Shimmick Corporation	$(10)	$(33)
Adjusted net loss	$(7)	$(29)
Adjusted EBITDA	$(3)	$(24)
Diluted loss per common share attributable to Shimmick Corporation	$(0.28)	$(1.30)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(0.22)	$(1.15)

The following table presents revenue and gross margin data for the three months ended April 4, 2025 compared to the three months ended March 29, 2024:

	Three Months Ended
(In millions, except percentage data)	April 4, 2025	March 29, 2024
Shimmick Projects(1)
Revenue	$93	$90
Gross Margin	$5	$(1)
Gross Margin (%)	6%	(2)%
Legacy and Foundations Projects(2)
Revenue	$29	$30
Gross Margin	$(1)	$(15)
Gross Margin (%)	(2)%	(52)%
Consolidated Total
Revenue	$122	$120
Gross Margin	$5	$(16)
Gross Margin (%)	4%	(13)%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Legacy Projects are those projects started under prior ownership. Projects that focus on foundation drilling are referred to as "Foundations Projects". The Company entered into an agreement to sell the assets of non-core foundation projects in the second quarter of 2024 and continued to wind down remaining work during the remainder of the 2024 fiscal year and three months ended April 4, 2025. As a result, revenue from Foundations Projects will continue to decline during the remainder of the 2025 fiscal year.

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, climate resilience, energy transition and sustainable transportation. Revenue recognized on Shimmick Projects was $93 million and $90 million for the three months ended April 4, 2025 and March 29, 2024, respectively. The $3 million increase in revenue was primarily the result of $13 million of revenue from a California Palisades fire clean-up project and $10 million of revenue from new water and infrastructure projects ramping up, partially offset by a $20 million decrease from lower activity on existing projects and projects winding down.

Gross margin recognized on Shimmick Projects was $5 million and $(1) million for the three months ended April 4, 2025 and March 29, 2024, respectively. The $6 million increase in the gross margin was primarily the result of $3 million in gross margin from a California Palisades fire clean-up project and $3 million in gross margin from new water and infrastructure projects ramping up.

Legacy and Foundations Projects

As part of the AECOM Sale Transaction, we acquired the Legacy Projects and backlog that were started under prior ownership. The Company entered into an agreement to sell the assets of our non-core Foundations Projects in the second quarter of 2024 and continued to wind down the remaining work which is largely completed.

Legacy and Foundations Projects revenue was $29 million and $30 million for the three months ended April 4, 2025 and March 29, 2024, respectively. The $1 million decrease was due to the Company working to wind down these projects.

Gross margin was $(1) million for the three months ended April 4, 2025 as compared to $(15) million for the three months ended March 29, 2024. The $14 million increase was primarily the result of cost increases for time and design-related schedule extensions identified during the first quarter of 2024 which did not reoccur during the three months ended April 4, 2025.

A subset of Legacy Projects ("Legacy Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Legacy Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Legacy Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects. Revenue recognized on these Legacy Loss Projects was $18 million and $15 million for the three months ended April 4, 2025 and March 29, 2024, respectively. Gross margin recognized on these Legacy Loss Projects was $(2) million and $(11) million for the three months ended April 4, 2025 and March 29, 2024, respectively. The change in gross margin was primarily the result of cost increases for time and design-related schedule extensions identified during the first quarter of 2024 which did not reoccur during the three months ended April 4, 2025.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $2 million primarily as a result of reduced salary, bonus and legal expenses incurred during the three months ended April 4, 2025 as compared to the three months ended March 29, 2024.

Equity in earnings of unconsolidated joint ventures

Equity in earnings of unconsolidated joint ventures remained approximately flat period over period.

Gain (loss) on sale of assets

Gain (loss) on sale of assets remained approximately flat period over period.

Interest expense and Other (income) expense, net

Interest expense and other (income) expense, net remained approximately flat period over period.

Income tax expense

Due to an expected tax loss for the fiscal year ending 2025 and fiscal year ended 2024, no income tax expense was recorded in either period.

Net loss

Net loss decreased by $24 million to a net loss of $10 million for the three months ended April 4, 2025, primarily due to increase in gross margin of $21 million and decrease in salary, general and administrative expenses of $2 million as described above.

Diluted loss per common share was $(0.28) for the three months ended April 4, 2025, compared to diluted loss per common share of $(1.30) for the same period in 2024.

Adjusted net loss was $(7) million for the three months ended April 4, 2025, compared to an adjusted net loss of $(29) million for the same period in 2024.

Adjusted diluted loss per common share was $(0.22) for the three months ended April 4, 2025, compared to $(1.15) for the same period in 2024.

Adjusted EBITDA was $(3) million for the three months ended April 4, 2025, compared to $(24) million for the same period in 2024.

Fiscal Year 2025 Guidance

For the full 2025 fiscal year, we expect:

•
Shimmick Projects revenue to increase 10% to 15%, with overall gross margin between 9% and 12%

•
Legacy Projects and Foundations Projects revenue between $50 million and $60 million with gross margin between (5)% and (15)% as we complete these projects
•
Adjusted EBITDA between $15 million and $25 million.

“We are pleased with our first quarter results and the momentum it provides to start 2025. We grew our top-line, slightly, while achieving significant improvement in our gross margin for the quarter, year-over-year. The results are a testament to the work the team is doing to advance our strategy, which is centered around building a Sustainable Backlog, with a renewed focus on Operational Excellence and People and Culture. While we continue to closely monitor the fluidity of tariff policy, at this point we are reaffirming our full year guidance, and we expect to deliver results in our previously stated guidance ranges” said Todd Yoder, Executive Vice President and Chief Financial Officer.

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Wednesday, May 14, 2025 at 5:00 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from AECOM; our relationship and transactions with our prior owner, AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and public health emergencies; commodity products price fluctuations and inflation (and actions taken by monetary authorities in response to inflation) and/or elevated interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current Presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the potential impact of retaliatory tariffs and other actions, and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation and executive orders related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza strip and Red Sea Region; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 3, 2025 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss Attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss Attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a legacy loss project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	April 4,	January 3,
	2025	2025
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$16,302	$33,730
Restricted cash	2,778	2,065
Accounts receivable, net	45,993	42,988
Contract assets, current	60,111	46,603
Prepaids and other current assets	10,578	15,614

TOTAL CURRENT ASSETS	135,762	141,000

Property, plant and equipment, net	16,849	19,132
Intangible assets, net	6,023	6,667
Contract assets, non-current	25,872	23,517
Lease right-of-use assets	24,125	24,232
Investment in unconsolidated joint ventures	18,607	19,016
Other assets	439	300

TOTAL ASSETS	$227,677	$233,864

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$52,281	$46,475
Contract liabilities, current	84,757	102,524
Accrued salaries, wages and benefits	29,277	28,950
Accrued expenses	31,688	38,556
Other current liabilities	12,419	13,759

TOTAL CURRENT LIABILITIES	210,422	230,264

Long-term debt, net	31,398	9,478
Lease liabilities, non-current	16,349	15,987
Contract liabilities, non-current	115	113
Contingent consideration	4,877	4,686
Other liabilities	7,157	8,010

TOTAL LIABILITIES	270,318	268,538

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of April 4, 2025 and January 3, 2025; 34,331,514 and 34,271,214 shares issued and outstanding as of April 4, 2025 and January 3, 2025, respectively	344	343
Additional paid-in-capital	45,155	43,353
Retained deficit	(87,981)	(78,211)
Non-controlling interests	(159)	(159)

TOTAL STOCKHOLDERS' DEFICIT	(42,641)	(34,674)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$227,677	$233,864

Shimmick Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 4,	March 29,
	2025	2024
Revenue	$122,110	$120,043
Cost of revenue	117,414	135,903
Gross margin	4,696	(15,860)
Selling, general and administrative expenses	14,368	16,168
Total operating expenses	14,368	16,168
Equity in earnings of unconsolidated joint ventures	726	263
Gain (loss) on sale of assets	66	(26)
Loss from operations	(8,880)	(31,791)
Interest expense	1,000	897
Other (income) expense, net	(110)	646
Net loss before income tax	(9,770)	(33,334)
Income tax expense	—	—
Net loss	(9,770)	(33,334)
Net loss attributable to non-controlling interests	—	(1)
Net loss attributable to Shimmick Corporation	$(9,770)	$(33,333)
Net loss attributable to Shimmick Corporation per common share
Basic	$(0.28)	$(1.30)
Diluted	$(0.28)	$(1.30)

Shimmick Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended
	April 4,	March 29,
	2025	2024
Cash Flows From Operating Activities
Net loss	$(9,770)	$(33,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,790	998
Depreciation and amortization	3,460	4,410
Equity in earnings of unconsolidated joint ventures	(726)	(263)
Return on investment in unconsolidated joint ventures	1,137	284
(Gain) loss on sale of assets	(66)	26
Other, net	(236)	279
Changes in operating assets and liabilities:
Accounts receivable, net	(3,005)	4,478
Contract assets	(15,863)	(8,475)
Accounts payable	5,806	(8,901)
Contract liabilities	(17,767)	(5,579)
Accrued salaries, wages and benefits	327	3,376
Accrued expenses	(6,869)	(492)
Other assets and liabilities	3,598	8,205
Net cash used in operating activities	(38,184)	(34,988)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(545)	(4,620)
Proceeds from sale of assets	107	199
Unconsolidated joint venture equity contributions	—	(2,980)
Net cash used in investing activities	(438)	(7,401)
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	22,745	—
Net borrowings on Revolving Credit Facility	—	1,835
Other, net	(838)	4,883
Net cash provided by financing activities	21,907	6,718
Net decrease in cash, cash equivalents and restricted cash	(16,715)	(35,671)
Cash, cash equivalents and restricted cash, beginning of period	35,795	63,910
Cash, cash equivalents and restricted cash, end of period	$19,080	$28,239
Reconciliation of cash, cash equivalents and restricted cash to the Condensed Consolidated Balance Sheets
Cash and cash equivalents	$16,302	$27,327
Restricted cash	2,778	912
Total cash, cash equivalents and restricted cash	$19,080	$28,239

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted Diluted Earnings Per Common Share

Adjusted net loss represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Legacy Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended
	April 4,	March 29,
(In thousands)	2025	2024
Net loss attributable to Shimmick Corporation	$(9,770)	$(33,333)
Transformation costs (1)	715	—
Stock-based compensation	1,790	998
Legal fees and other costs for Legacy Projects (2)	(340)	2,731
Other (3)	191	237
Adjusted net loss	$(7,414)	$(29,367)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(0.22)	$(1.15)
Diluted	$(0.22)	$(1.15)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Legacy Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax benefit and depreciation and amortization, adjusted to eliminate stock-based compensation, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Legacy Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended
	April 4,	March 29,
(In thousands)	2025	2024
Net loss attributable to Shimmick Corporation	$(9,770)	$(33,333)
Interest expense	1,000	897
Income tax benefit	—	—
Depreciation and amortization	3,460	4,410
Transformation costs (1)	715	—
Stock-based compensation	1,790	998
Legal fees and other costs for Legacy Projects (2)	(340)	2,731
Other (3)	191	237
Adjusted EBITDA	$(2,954)	$(24,060)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Legacy Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.